Exhibit 16.1

ETANIA AUDIT GROUP P.C.
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821
_____________________________________________________________________

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Etania Audit Group P.C. (formerly Davis Accounting Group P.C.) is the former independent registered accountant of BioPharm Asia, Inc. (the “Company”).  We have read the Company’s Current Report on Form 8-K dated January 24, 2011, and are in agreement with the contents of Item 4.01, paragraphs 1 through 4.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Etania Audit Group P.C.

Cedar City, Utah,
February 28, 2011.